      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 1998.

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                           COOPER CAMERON CORPORATION
             (Exact name of registrant as specified in its charter)

                         DELAWARE
     (State or other jurisdiction of incorporation or                                76-0451843
                        organization)                                   (I.R.S. Employer Identification No.)

                       515 POST OAK BOULEVARD, SUITE 1200
                              HOUSTON, TEXAS 77027
                                 (713) 513-3300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                                 FRANKLIN MYERS
                     SENIOR VICE PRESIDENT, GENERAL COUNSEL
                            AND CORPORATE SECRETARY
                           COOPER CAMERON CORPORATION
                       515 POST OAK BOULEVARD, SUITE 1200
                              HOUSTON, TEXAS 77027
                                 (713) 513-3300
(Name, address and telephone number, including area code, of agent for service)
                             ---------------------

                                 With Copies To

                  T. WILLIAM PORTER                                   J. DAVID KIRKLAND, JR.
               PORTER & HEDGES, L.L.P.                                 BAKER & BOTTS, L.L.P.
          700 LOUISIANA STREET, 35TH FLOOR                             3000 ONE SHELL PLAZA
                HOUSTON, TEXAS 77002                                   HOUSTON, TEXAS 77002
                   (713) 226-0600                                         (713) 229-1234

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the Registration Statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                            PROPOSED MAXIMUM            PROPOSED
TITLE OF EACH CLASS OF                AMOUNT TO BE              OFFERING            MAXIMUM AGGREGATE           AMOUNT OF
SECURITIES TO BE REGISTERED(1)      REGISTERED(2)(3)         PRICE PER UNIT         OFFERING PRICE(4)       REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Debt Securities.................
--------------------------------------------------------------------------------------------------------------------------------
Preferred Stock, $.01 per
  share.........................
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 per
  share(5)......................
--------------------------------------------------------------------------------------------------------------------------------
Warrants........................
--------------------------------------------------------------------------------------------------------------------------------
         Total..................     $500,000,000(6)               (6)             $500,000,000(7)(8)           $147,500
================================================================================================================================

(1) Also includes such indeterminate number of shares of Common Stock and/or Preferred Stock and/or amount of Debt Securities as may be issued upon conversion of any Preferred Stock or Debt Securities that provide for conversion into other Securities.
(2) Or, if any Debt Securities are issued with original issue discount, such greater amount as shall result in an aggregate public offering price of $500,000,000.
(3) In U.S. dollars or the equivalent thereof in foreign currency or currency units.
(4) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).
(5) Includes preferred stock purchase rights associated with the Common Stock. Since no separate consideration is payable for such rights, the registration fee for such securities is included in the fee for the Common Stock.
(6) Pursuant to General Instruction II.D of Form S-3, not specified as to each class and/or series of Securities to be registered.
(7) Represents the aggregate (i) issue price of any Debt Securities issued with original issue discount, (ii) principal amount of all other Debt Securities,
    (iii) liquidation preference of any Preferred Stock, (iv) amount used when computing the registration fee pursuant to Rule 457(c) for Common Stock, (v) issue price of any Warrants and (vi) exercise price of any Securities issuable upon exercise of Warrants.
(8) No separate consideration will be received for any Debt Securities, Preferred Stock or Common Stock issuable upon conversion of Debt Securities or Preferred Stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOME EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                    PRELIMINARY PROSPECTUS DATED MAY 4, 1998
PROSPECTUS

[COOPER CAMERON LOGO]              $500,000,000
                           COOPER CAMERON CORPORATION
                                    SECURITIES

    Cooper Cameron Corporation (the "Company") may offer, from time to time, together or separately, (i) shares of its common stock, $.01 par value (the "Common Stock"), (ii) shares of its preferred stock, $.01 par value (the "Preferred Stock"), (iii) debt securities (the "Debt Securities"), which may be either senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"), consisting of debentures, notes and other unsecured evidences of indebtedness in one or more series, and (iv) warrants to purchase securities of the Company as shall be designated by the Company at the time of the offering (the "Warrants"), in each case, in amounts, at prices and on the terms to be determined at the time of the offering. The Common Stock, Preferred Stock, Debt Securities and Warrants are collectively called the "Securities."
    The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will have an aggregate initial public offering price of up to $500,000,000 (or the equivalent thereof, based on the applicable exchange rate in one or more foreign currencies, currency units or composite currencies as shall be designated by the Company). Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered (the "Offered Securities") are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, (i) in the case of Common Stock, the aggregate number of shares offered, the public offering price and other terms of the offering and sale thereof, (ii) in the case of Preferred Stock, the specific title, the aggregate number of shares offered, any dividend (including the method of calculating payment of dividends), liquidation, redemption, voting and other rights, any terms for any conversion or exchange into other securities and the public offering price and other terms of the offering and sale thereof, (iii) in the case of Debt Securities, the specific title, the aggregate principal amount, aggregate offering price, the denomination, the maturity, the premium, if any, the interest rate (which may be fixed, floating or adjustable), if any, the time and method of calculating payment of interest, if any, the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, the currency in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities, any terms of redemption at the option of the Company, as the case may be, or repayment at the option of the holder, any sinking fund provisions, the terms for any conversion or exchange into other securities, any other special terms, and the public offering price and the other terms of the offering and sale thereof, and
(iv) in the case of Warrants, the number and terms thereof, the duration, the purchase price, the exercise price and a description of the securities for which each Warrant is exercisable. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in temporary or permanent global form.
    Unless otherwise specified in a Prospectus Supplement, (i) the Senior Debt Securities, when issued, will be unsecured and will rank pari passu in right of payment with all other unsecured and unsubordinated obligations of the Company, and will rank senior in right of payment to all subordinated obligations of the Company, and (ii) the Subordinated Debt Securities, when issued, will be unsecured and will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness (as defined herein) of the Company, including all Senior Debt Securities of the Company, and will rank pari passu in right of payment with any other unsecured and subordinated obligations of the Company. Holders of secured obligations of the Company will, however, have claims that are prior to the claims of holders of Debt Securities with respect to the assets securing such secured obligations. All Debt Securities will effectively be subordinate in right of payment to the prior payment in full of all indebtedness of the Company's subsidiaries, and all other obligations and other liabilities, including trade payables, of the Company's subsidiaries.
    The Securities may be sold directly by the Company to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Company or any underwriters are involved in the sale of any Securities with respect to which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. Any agents, dealers or underwriters participating in any particular issuance of Securities may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to that issuance. The net proceeds to the Company from such sale also will be set forth in a Prospectus Supplement.
    The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "RON." On April 30, 1998, the closing sale price of the Common Stock on the NYSE was $66 7/16 per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES.

      THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                    The date of this Prospectus is May   , 1998.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THE PROSPECTUS OR ACCOMPANYING PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Securities offered hereby. Certain portions of the Registration Statement have not been included in this Prospectus. For further information, reference is made to the Registration Statement. Statements made in this Prospectus regarding the contents of any contract or document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company. In addition, such material may also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997; and (ii) the descriptions of the Company's Preferred Stock and its Common Stock and associated preferred stock purchase rights contained in the Company's Registration Statement on Form 8-A filed on July 27, 1995. All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of Securities hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference as a part of the Registration Statement (not including exhibits to the documents which have been incorporated herein by reference unless such exhibits are specifically incorporated by reference in the documents which this Prospectus incorporates). Requests should be directed to Franklin Myers, Corporate Secretary, Cooper Cameron Corporation, 515 Post Oak Boulevard, Suite 1200, Houston, Texas 77027, telephone (713) 513-3300.

                                  THE COMPANY

     The Company designs, manufactures, markets and services equipment used by the oil and gas industry and industrial manufacturing companies. It is one of the world's leading manufacturers of oil and gas pressure control equipment, including valves, wellheads, chokes, blowout preventers, drilling and production control systems and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and underwater applications. The Company is also a leading manufacturer of gas turbines, centrifugal compressors, integral and separable reciprocating engines and compressors and turbochargers utilized principally in oil and gas production and transmission applications and in industrial, manufacturing and power generation applications. It also manufactures integral gear centrifugal air compressors that provide oil-free air for use in a variety of industrial applications. The Company operates internationally with its equipment and services sold or utilized in approximately 115 countries; it currently has manufacturing plants and service centers in numerous locations, including the United States, the United Kingdom, Canada, France, Norway, Ireland, Singapore, Germany, The Netherlands, Australia, Mexico, Austria, Argentina, Nigeria and Brazil.

     The Company was incorporated under Delaware law in November 1994, initially as a wholly owned subsidiary of Cooper Industries, Inc. ("CII"), comprising CII's former petroleum and industrial equipment businesses; it became an independent, publicly owned enterprise on June 30, 1995. The principal executive offices of the Company are located at 515 Post Oak Boulevard, Suite 1200, Houston, Texas 77027, and its telephone number at that address is (713) 513-3300.

                                  RISK FACTORS

     This Prospectus contains and incorporates by reference forward-looking statements regarding the future prospects of the Company and other statements that are not historical facts. The words "anticipate," "expect," "project," "estimate," "predict," "plan" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties including, but not limited to, changes in the markets for oil and gas and for oilfield service equipment and the risks of doing business in changing markets, changes in applicable tax laws, the risks involved in dealing with other parties, and changing costs and other factors discussed herein and in the Company's other Commission filings. Should one or more risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

     Prospective investors should carefully consider the following factors, as well as the other information contained in this Prospectus or incorporated herein by reference.

LOSSES INCURRED IN PRIOR YEARS

     The Company became an independent, publicly traded corporation upon consummation on June 30, 1995, of an exchange offer (the "Split-Off") to the shareholders of CII, the Company's former parent. For the years ended December 31, 1995 and 1994, the Company incurred net losses of $500.1 million and $3.7 million, respectively. The 1995 net loss included $482.5 million of pre-tax nonrecurring and unusual charges, consisting principally of the write-down of goodwill concurrently with consummation of the Split-Off. For the same periods, the Company recorded operating losses (earnings before nonrecurring/unusual items, corporate expense, interest and taxes) of $12.6 million for 1995 and $35.6 million for 1994 in its petroleum production equipment ("PPE") segment. While operations of the PPE segment and the Company as a whole have been profitable in all subsequent periods for which results have been publicly reported through the date of this Prospectus, no assurance can be given as to future results of operations and, as with any manufacturing enterprise operating in the capital goods markets in which the Company competes, the possibility that losses could recur in future periods cannot be foreclosed (see "Sustainability of Improved Operating Performance," below).

ENERGY INDUSTRY SPENDING

     Demand for the Company's products and services depends principally upon the level of petroleum industry capital expenditures for exploration, production, development, processing and transmission activities. These activities depend in part on (i) oil and gas prices, expectations about future prices, the cost of exploring for, producing, refining or processing, and delivering oil and gas,
(ii) local and international political, regulatory and economic conditions and
(iii) the ability of the petroleum industry to obtain capital. In addition, a decrease in such expenditures could result from such factors as unfavorable tax and other legislation or uncertainty concerning national energy policies. No assurance can be given that current levels of oil and gas activities will be maintained or that demand for the Company's products and services will reflect the level of such activities. Decreases in oil and gas activity could have a significant adverse effect upon the demand for the Company's products and services and the Company's results of operations.

SUSTAINABILITY OF IMPROVED OPERATING PERFORMANCE

     During the period from the Split-Off through March 31, 1998, the Company had improved its earnings from those experienced in previous fiscal quarters. Such improvement was the result of an improved market environment for the Company's goods and services. Because the Company's operations are highly dependent upon the oil and gas industry, which in previous periods has proved to be volatile, there can be no assurance that the improvements in the Company's operations can be sustained at their current levels. Further, a significant decrease in activity in the oil and gas industry could have a material adverse effect upon the demand for the Company's products and services and consequently the Company's results of operations as well as its liquidity and capital resources.

INTERNATIONAL OPERATIONS

     The Company derives revenues from sales to geographic locations that include political and economic environments that are considered to be high risk with respect to the normal conduct of business. Included in these geographic areas are locations to which the United States government has restricted export privileges by United States companies. Depending upon the status of the export restrictions and whether they may be increased, the sales and operating results of the Company may be adversely affected. In addition, the Company encounters risk with respect to currency exchange rate fluctuations, labor and political disturbances, requirements as to local ownership and supply and other unique circumstances that can adversely affect the Company's ability to do business in locations outside the United States. As these events occur, there can be no assurance that such events will not adversely affect the Company's results of operation and financial condition.

ENVIRONMENTAL AND OTHER REGULATIONS

     The Company's operations are subject to a variety of foreign, federal, state and local laws and regulations, including laws and regulations relating to the protection of the environment. The Company is required to invest financial and managerial resources to comply with such laws and anticipates that it will continue to do so in the future. To date, the Company's cost of complying with governmental regulation has not been material, but the fact that such laws or regulations are changed frequently makes it impossible for the Company to predict the cost or impact of such laws and regulations on its future operations. The modification of existing laws or regulations or the adoption of new laws or regulations imposing more stringent environmental restrictions could adversely affect the Company.

                                USE OF PROCEEDS

     Except as otherwise described in any Prospectus Supplement, the net proceeds from the sale of Securities will be used for general corporate purposes, which may include refinancings of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of Securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                  YEARS ENDED DECEMBER 31,
                                                            ------------------------------------
                                                            1997    1996    1995    1994    1993
                                                            ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges........................  6.9     4.5(a)  (b)     1.1     5.1

---------------

(a) Excluding nonrecurring/unusual charges of $7.3 million, the ratio of earnings to fixed charges would be 4.8.

(b) As a result of the loss incurred in 1995, earnings did not cover fixed charges by $496.4 million. Excluding the provision for impairment of goodwill and nonrecurring/unusual charges of $482.5 million, earnings did not cover fixed charges by $13.9 million.

     For purposes of calculating the ratios of earnings to fixed charges, "earnings" represent income (including only distributed income of less than 50% owned entities) before income taxes and fixed charges. "Fixed charges" represent the sum of interest charges and the portion of rental expenses representative of an interest factor plus the Company's proportionate share of such charges from its 50% owned joint ventures. The Company had no Preferred Stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and Preferred Stock dividends is the same as the ratio of earnings to fixed charges.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate ("Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Offered Debt Securities.

     The Debt Securities will be general unsecured obligations of the Company and will constitute either Senior Debt Securities or Subordinated Debt Securities. In the case of Debt Securities that will be Senior Debt Securities, such Debt Securities will be issued under an Indenture (the "Senior Indenture") to be executed by the Company and The First National Bank of Chicago, as trustee under the Senior Indenture (the "Senior Trustee"), and will rank pari passu with all other unsecured and unsubordinated debt of the Company. In the case of Debt Securities that will be Subordinated Debt Securities, such Debt Securities will be issued under an Indenture (the "Subordinated Indenture") to be executed by the Company and such trustee thereunder as shall be named in an applicable Prospectus Supplement (the "Subordinated Trustee"), and will rank junior to all Senior Indebtedness (as defined below) of the Company (including any Senior Debt Securities) that may be outstanding from time to time. The Senior Indenture and the Subordinated Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures," and the Senior Trustee and the Subordinated Trustee are sometimes hereinafter referred to individually as a "Trustee" and collectively as the "Trustees." The statements under this caption relating to the Debt Securities and the Indentures are summaries only and do not purport to be complete. Such summaries make use of terms defined in the Indentures. Wherever such terms are used herein or particular provisions of the Indentures are referred to, such terms or provisions, as the case may be, are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. Certain defined terms in the Indentures are capitalized herein. The italicized parenthetical references below refer to the section numbers in the applicable Indenture or Indentures, unless otherwise indicated.

     PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

GENERAL

     The Indentures do not limit the aggregate principal amount of Debt Securities which can be issued thereunder and provide that Debt Securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by the Company prior to issuance. (Section
301) The Indentures do not limit the amount of other unsecured indebtedness or securities which may be issued by the Company.

     Unless otherwise indicated in a Prospectus Supplement, the Debt Securities will not benefit from any covenant or other provision that would afford Holders of such Debt Securities special protection in the event of a highly leveraged transaction involving the Company or that would give holders of the Debt Securities the right to require the Company to repurchase their securities in the event of a decline in the credit rating of the Company's debt securities resulting from a takeover, recapitalization or similar restructuring or otherwise.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (i) the title and limit upon the aggregate principal amount of the Offered Debt Securities; (ii) whether such Offered Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in temporary global form or permanent global form; (iii) the date or dates on which the principal of and premium, if any, on the Offered Debt Securities is payable or the method of determination thereof; (iv) the rate or rates, or the method of determination thereof, at which the Offered Debt Securities will bear interest, if any; (v) the date or dates from which such interest will accrue; (vi) the interest payment dates on which such interest will be payable and the record date for the interest payable on any Offered Debt Securities on any interest payment date;
(vii) whether and under what circumstances Additional Amounts with respect to the Offered Debt Securities will be payable; (viii) the place or places where the principal of, premium and interest, if any, on and any Additional Amounts with respect to the Offered Debt Securities will be payable; (ix) the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have that option; (x) the obligation, if any, of the Company to redeem or purchase Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Debt Securities will be redeemed or purchased in whole or in part pursuant to such obligation; (xi) the denominations in which any Offered Debt Security will be issuable if other than denominations of $1,000 and any integral multiple thereof; (xii) if other than U.S. dollars, the currency or currencies (including composite currencies), or the form, including equity securities, other debt securities (including Debt Securities), warrants or any other securities or property of the Company or any other Person, in which payment of principal of, premium and interest, if any, on and any Additional Amounts with respect to the Offered Debt Securities will be payable; (xiii) if such payments are to be payable, at the election of the Company or a holder thereof, in a currency or currencies other than that in which the Offered Debt Securities are stated to be payable, the currency or currencies (including composite currencies) in which such payments as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (xiv) if the amount of such payments may be determined with reference to any commodities, currencies or indices, values, rates or prices or any other index or formula, the manner in which such amounts will be determined; (xv) if other than the entire principal amount thereof, the portion of the principal amount of Offered Debt Securities that will be payable upon declaration of acceleration of the maturity thereof;
(xvi) any additional means of satisfaction and discharge of the Indenture and any additional conditions to discharge with respect to Offered Debt Securities;
(xvii) any deletions or modifications of or additions to the definitions set forth in the Indenture, the Events of Default or covenants of the Company pertaining to the Offered Debt Securities; (xviii) if the Offered Debt Securities are to be convertible into or exchangeable for equity securities, other debt securities (including Debt Securities), warrants or any other securities or property of the Company or any other Person, at the option of the Company or the holder or upon the occurrence of any condition or event, the terms and conditions for such conversion or exchange; and (xix) any other terms of the Offered Debt Securities. (Section 301)

     The Debt Securities will be issued in registered form. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305).

     To the extent the Company conducts its operations through Subsidiaries, the Holders of Debt Securities will have a junior position to any creditors of the Company's Subsidiaries.

     Offered Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount bearing no interest or interest at a rate which at the time of issuance is below market rates. Any material United States federal income tax consequences and other special considerations applicable thereto will be described in the Prospectus Supplement relating to any such Offered Debt Securities.

     If any of the Offered Debt Securities are sold for any foreign currency or currency unit or if the principal of, or premium or interest, if any, on any of the Offered Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Offered Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

MEDIUM TERM NOTES

     The Company may offer from time to time medium-term notes (the "Medium Term Notes") as a series of Debt Securities under either Indenture. The particular terms and provisions of the Medium Term Notes will be described in the Prospectus Supplement relating to such Medium Term Notes.

EVENTS OF DEFAULT

     Unless otherwise provided with respect to any series of Debt Securities, the following are Events of Default under each Indenture with respect to the Debt Securities of such series issued under such Indenture: (a) failure to pay principal of (or premium, if any, on) any Debt Security of such series when due;
(b) failure to pay any interest on or any Additional Amounts with respect to any Debt Security of such series when due, continued for 30 days; (c) failure to deposit any mandatory sinking fund payment, when due, in respect of the Debt Securities of such series, continued for 30 days; (d) failure to perform any other covenant or warranty of the Company in the applicable Indenture (other than a covenant included in such Indenture for the benefit of a series of Debt Securities other than such series), continued for 90 days after written notice as provided in such Indenture; (e) certain events of bankruptcy, insolvency or reorganization in respect of the Company; and (f) any other Event of Default as may be specified with respect to Debt Securities of such series. (Section 501) If an Event of Default with respect to any outstanding series of Debt Securities occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of such series (in the case of an Event of Default described in clause (a), (b), (c) or (f) above) or at least 25% in principal amount of all outstanding Debt Securities under the applicable Indenture (in the case of an Event of Default described in clause (d) above) may declare the principal amount of all the Debt Securities of the applicable series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) to be due and payable immediately. If an Event of Default described in clause (e) above occurs, the principal amount of the outstanding Debt Securities of all series ipso facto shall become immediately due and payable without any declaration or other act on the part of either Trustee or any Holder. At any time after a declaration of acceleration has been made, but before a judgment has been obtained, the Holders of a majority in principal amount of the outstanding Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) may, under certain circumstances, rescind and annul such acceleration. (Section 502) Depending on the terms of other indebtedness of the Company outstanding from time to time, an Event of Default under the Indenture may give rise to cross defaults on such other indebtedness of the Company.

     Each Indenture provides that the applicable Trustee will, within 90 days after the occurrence of a default in respect of any series of Debt Securities issued thereunder, give to the Holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it, provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, any Additional Amounts or any sinking fund installment with respect to, any Debt Securities of such series, the applicable Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series; and provided, further, that such notice shall not be given until at least 30 days after the occurrence of a default in the performance, or breach, of any covenant or warranty of the Company under such Indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any Additional Amounts or any sinking fund installment with respect to, any Debt Securities of such series. For the purpose of this provision, "default" with respect to Debt Securities of any series means any event, act or condition which is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Debt Securities of such series. (Section 602)

     The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series (or of all outstanding Debt Securities under the Indenture). (Section 512) Each Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the applicable Indenture and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 601) Subject to such provisions, neither Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request of any of the Holders of the Debt Securities unless they shall have offered to the applicable Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 603)

     The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) may on behalf of the Holders of all Debt Securities of such series (or, in certain cases, of all outstanding Debt Securities under such Indenture) waive any past default under the Indenture, except a default in the payment of the principal of (or premium, if any) or interest on or any Additional Amounts with respect to any Debt Security or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected. (Section 513) The Holders of a majority in principal amount of the outstanding Debt Securities affected thereby may on behalf of the Holders of all such Debt Securities waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1006)

     The Company is required to furnish to each Trustee annually a statement as to the performance by the Company of certain of its obligations under the applicable Indenture and as to any default in such performance. (Section 1005)

MODIFICATION

     Modifications and amendments of each Indenture may be made by the Company and the applicable Trustee with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities under such Indenture; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest on or any Additional Amounts with respect to, any Debt Security, (b) reduce the principal amount of or the rate of interest on or any Additional Amounts with respect to, or any premium payable upon the redemption of, any Debt Security, (c) change the place or currency, currencies, or currency unit or units of payment of principal of, or premium (if any) or interest on or any Additional Amounts with respect to, any Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (e) modify the provisions of the Subordinated Indenture with respect to the subordination of any Subordinated Debt Security in a manner adverse to the Holder, or (f) reduce the percentage in principal amount of outstanding Debt Securities the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section
902)

     Each Indenture provides that the Company and the applicable Trustee may, without the consent of any Holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of Debt Securities or curing ambiguities or inconsistencies in the Indenture, provided that such action to cure ambiguities or inconsistencies shall not adversely affect the interests of the Holders of the Debt Securities in any material respect. (Section 901)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of any Holders of outstanding Debt Securities, may consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any Person, provided that (i) the Person formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is a Person which assumes by supplemental indenture the Company's obligations on the Debt Securities and under each Indenture, (ii) after giving effect to the transaction, no Event of Default and no event, act or condition which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing, and (iii) certain other conditions are met. Upon compliance with these provisions by a successor Person, the Company will (except in the case of a lease) be relieved of its obligations under the Indentures and the Debt Securities. (Article Eight)

DISCHARGE AND DEFEASANCE

     The Company may terminate its obligations under each Indenture, other than its obligation to pay the principal of (and premium, if any) and interest on and any Additional Amounts with respect to the Debt Securities of any series and certain other obligations, if it (i) irrevocably deposits or causes to be irrevocably deposited with the Trustee as trust funds money or U.S. Government Obligations maturing as to principal and interest sufficient to pay the principal of, any interest on, and any Additional Amounts and any mandatory sinking funds in respect of, all outstanding Debt Securities of such series on the stated maturity of such payments or on any redemption date and (ii) complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Debt Securities of such series. (Section 401)

     The terms of any series of Debt Securities may also provide for legal defeasance pursuant to the applicable Indenture. In such case, if the Company
(i) irrevocably deposits or causes to be irrevocably deposited money or U.S. Government Obligations as described above, (ii) makes a request to the Trustee to be discharged from its obligations on the Debt Securities of such series and
(iii) complies with any additional conditions specified to be applicable with respect to legal defeasance of Debt Securities of such series, then the Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series and the obligations of the Company under the applicable Indenture and the Debt Securities of such series to pay the principal of (and premium, if any) and interest on and any Additional Amounts with respect to the Debt Securities of such series shall cease, terminate and be completely discharged, and the Holders thereof shall thereafter be entitled only to payment out of the money or U.S. Government Obligations deposited with the Trustee as aforesaid, unless the Company's obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment. (Sections 403 and 404)

     "U.S. Government Obligations" is defined in the Indentures as direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or to the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof. (Section 401)

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Definitive Debt Securities are issuable in registered form. (Section 301) Reference is made to the Prospectus Supplement for the terms relating to the form, exchange, registration and transfer of Debt Securities issuable in temporary or permanent global forms.

     Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denomination.

     Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the Person making the request. The Company has appointed the Trustee as Security Registrar. (Section 305) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. The Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

     In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption; or
(ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part. (Section 305)

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on and Additional Amounts with respect to Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities will be made to the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Unless otherwise indicated in an applicable Prospectus Supplement, the Corporate Trust Office of each Trustee in New York, New York will be designated as a Paying Agent for the Company for payments with respect to Debt Securities. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for such series. (Section 1002)

     All moneys paid by the Company to a Paying Agent for the payment of principal of or any premium or interest on or Additional Amounts with respect to any Debt Security which remain unclaimed at the end of three years after it shall have become due and payable will (subject to applicable escheat laws) be repaid to the Company, and the Holder of such Debt Security will thereafter look only to the Company for payment thereof. (Section 1003)

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued, in whole or in part, in the form of one or more global Debt Securities that would be deposited with a depositary or its nominee identified in the applicable Prospectus Supplement. The specific terms of any depositary arrangement with respect to any portion of a series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in any such global Debt Security representing all or a portion of a series of Debt Securities will be described in the applicable Prospectus Supplement. (Section 203)

MEETINGS

     The Indenture contain provisions for convening meetings of the Holders of Debt Securities of a series. (Section 1301 of Senior Indenture; Section 1401 of Subordinated Indenture) A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as described under "Notices" below. (Section 1302 of Senior Indenture; Section 1402 of Subordinated Indenture) Except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "Modification" above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "Modification" above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority in principal amount of the Outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Subject to the proviso set forth above, any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series. (Section 1304 of Senior Indenture; Section 1404 of Subordinated Indenture)

NOTICES

     Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Section 107)

GOVERNING LAW

     Each Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York, without giving effect to applicable principles of conflicts of laws to the extent the laws of another jurisdiction would be required thereby. (Section 113)

THE TRUSTEE

     The Indentures contain certain limitations on the right of the applicable Trustee, as a creditor of the Company, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. (Section 613) Each Trustee is permitted to engage in other transactions, except that, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign. (Section 608)

     The Senior Trustee has made loans to the Company and its subsidiaries and affiliates from time to time in the ordinary course of business and at prevailing interest rates under agreements with commercial bank groups. In addition, the Senior Trustee may from time to time serve as a depositary of funds of, and perform other services for, the Company.

          PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

     The payment of the principal of, premium, if any, and interest on and any Additional Amounts with respect to the Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of all Senior Indebtedness of the Company.

     The Subordinated Indenture provides that no payment may be made by or on behalf of the Company on account of the principal of, premium, if any, or interest on or any Additional Amounts with respect to the Subordinated Debt Securities, or to acquire any of the Subordinated Debt Securities (including repurchases of Subordinated Debt Securities at the option of the Holder thereof) for cash or property (other than certain junior securities of the Company), or on account of the redemption provisions of the Subordinated Debt Securities, in the event of (i) default in the payment of any principal of, premium, if any, or interest on or Additional Amounts with respect to any Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist, or (ii) any other event of default with respect to any Designated Senior Indebtedness permitting the holders of such Designated Senior Indebtedness (or a trustee or other representative on behalf of the holders thereof) to declare such Designated Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, upon written notice thereof to the Company and the Subordinated Trustee by any holders of such Designated Senior Indebtedness (or a trustee or other representative on behalf of the holders thereof) (the "Default Notice"), unless and until such event of default shall have been cured or waived or otherwise has ceased to exist, provided that such payments may not be prevented under clause (ii) above for more than 179 days after an applicable Default Notice has been received by the Subordinated Trustee unless the Designated Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety, in which case no such payment may be made until such acceleration has been rescinded or annulled or such Designated Senior Indebtedness has been paid in full. In the case of (ii) above, no event of default that existed or was continuing on the date of any Default Notice (whether or not such event of default is on the same issue of Designated Senior Indebtedness) may be made the basis for the giving of a second Default Notice, and only one such Default Notice may be given in any 365-day period.

     In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than certain junior securities of the Company) is received by the Subordinated Trustee or the Holders of Subordinated Debt Securities at a time when such payment or distribution is prohibited by the foregoing provisions, then, unless such payment or distribution is no longer prohibited by the foregoing provisions, such payment or distribution shall be received and held in trust by the Subordinated Trustee or such Holders or the Paying Agent for the benefit of the holders of Senior Indebtedness of the Company, and shall be paid or delivered by the Subordinated Trustee or such Holders or the Paying Agent, as the case may be, to the holders of the Senior Indebtedness of the Company remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, for application to the payment of all Senior Indebtedness in full after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

     Upon any distribution of assets of the Company or upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors, (i) the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full before the Holders of Subordinated Debt Securities are entitled to receive any payment on account of the principal of, premium, if any, and interest on or any Additional Amounts with respect to the Subordinated Debt Securities (other than certain junior securities of the Company) and (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than certain junior securities of the Company) to which the Holders of Subordinated Debt Securities or the Subordinated Trustee on behalf of such Holders would be entitled, except for the subordination provisions contained in the Subordinated Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness of the Company or their representative, ratably according to the respective amounts of Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     No provision contained in the Subordinated Indenture or the Subordinated Debt Securities affects the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on and any Additional Amounts with respect to the Subordinated Debt Securities. The subordination provisions of the Subordinated Indenture and the Subordinated Debt Securities do not prevent the occurrence of any default or Event of Default under the Subordinated Indenture or limit the rights of the Subordinated Trustee or any Holder of Subordinated Debt Securities, subject to the two preceding paragraphs, to pursue any other rights or remedies with respect to the Subordinated Debt Securities.

     As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its subsidiaries or a marshaling of assets or liabilities of the Company and its subsidiaries, Holders of Subordinated Debt Securities may receive ratably less than other creditors.

     The term "Indebtedness" of any Person means, unless otherwise provided with respect to the Subordinated Debt Securities of a series and described in the Prospectus Supplement relating thereto, without duplication, (i) all liabilities and obligations, contingent or otherwise, of any such Person (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, notes, debentures or similar instruments, (c) representing the balance deferred and unpaid of the purchase price of any property or services, except such as would constitute trade payables to trade creditors in the ordinary course of business that are not more than 90 days past their original due date, (d) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (e) for the payment of money relating to a Capitalized Lease Obligation or (f) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (ii) all net obligations of such Person under Interest Swap and Hedging Obligations; (iii) all liabilities of others of the kind described in the preceding clause (i) or (ii) that such Person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any Capital Stock; and (iv) any and all deferrals, renewals, extensions, refinancings, refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described above, whether or not between or among the same parties.

     The term "Senior Indebtedness" of the Company, unless otherwise provided with respect to the Subordinated Debt Securities of a series and described in the Prospectus Supplement relating thereto, is defined in the Subordinated Indenture as (i) all Indebtedness of the Company, unless, by the terms of the instrument creating or evidencing such Indebtedness, it is provided that such Indebtedness is not superior in right of payment to the Subordinated Debt Securities or to other Indebtedness which is pari passu with or subordinated to the Subordinated Debt Securities and (ii) any modifications, refunding, deferrals, renewals or extensions of any such Indebtedness or securities, notes or other evidences of Indebtedness issued in exchange for such Indebtedness; provided that in no event shall "Senior Indebtedness" include (a) Indebtedness of the Company owed or owing to any subsidiary of the Company or any officer, director or employee of the Company or any subsidiary of the Company, (b) Indebtedness to trade creditors or (c) any liability for taxes owed or owing by the Company.

     The term "Designated Senior Indebtedness," unless otherwise provided with respect to the Subordinated Debt Securities of a series and described in the Prospectus Supplement relating thereto, is defined in the Subordinated Indenture to mean any Senior Indebtedness of the Company that (i) in the instrument evidencing the same or the assumption or guarantee thereof (or related documents to which the Company is a party) is expressly designated as "Designated Senior Indebtedness" for purposes of the Subordinated Indenture and (ii) satisfies such other conditions as may be provided with respect to the Subordinated Debt Securities of such series (provided that such instrument or documents may place limitations and conditions on the rights of the holders of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

     If Subordinated Debt Securities are issued under the Subordinated Indenture, the aggregate principal amount of Senior Indebtedness outstanding as of a recent date will be set forth in the Prospectus Supplement. The Subordinated Indenture does not restrict the amount of Senior Indebtedness that the Company may incur.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized stock of the Company consists of 75,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. At December 31, 1997, 52,758,143 shares of Common Stock and no shares of Preferred Stock were outstanding.

COMMON STOCK

     Each holder of the Common Stock is entitled to one vote per share with respect to all matters submitted to holders of the Common Stock. The Common Stock does not have cumulative voting rights. Subject to the rights of holders of Preferred Stock, holders of the Common Stock will be entitled to receive dividends if, as and when declared by the Board of Directors of the Company. Upon dissolution, liquidation or winding up of the Company, holders of the Common Stock are entitled to share pro rata in all assets remaining after the liquidation payments have been made on any outstanding shares of Preferred Stock.

PREFERRED STOCK

     Shares of Preferred Stock may be issued in one or more series or classes, which will have such designation, voting powers, preferences and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereon, including voting rights, dividends, rights on liquidation, dissolution or winding up, conversion or exchange rights and redemption provisions, as set forth in the resolutions adopted by the Board of Directors providing for the issuance of such stock and as permitted by the Delaware General Corporation Law (the "DGCL"). The specific terms of a particular series of Preferred Stock offered hereby will be described in a Prospectus Supplement relating to such series and will include the following: (a) the maximum number of shares to constitute the series and the distinctive designation thereof; (b) the annual dividend rate, if any, on shares of the series (or the method of calculating such rate), whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, and whether dividends will be cumulative; (c) whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which such shares may be redeemed, including the time during which such shares may be redeemed and any accumulated dividends thereon that the holders of such shares shall be entitled to receive upon the redemption thereof; (d) the liquidation preference, if any, applicable to shares of the series; (e) whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of such shares for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;
(f) the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or another corporation or any series of any other class or classes, or of any other series of the same class, including the price or rate of conversion or exchange and the method, if any, of adjusting the same;
(g) the voting rights, if any, on the shares of the series, provided, however, that such voting rights cannot be other than one vote per share; and (h) any other preferences and relative, participating, optional, or other special rights or qualifications, limitations, or restrictions thereof.

     The Preferred Stock will, when issued, be fully paid and nonassessable.

     Although the Company has no current plans to issue Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of securities convertible into or exchangeable for such shares, could be used to discourage an unsolicited acquisition proposal that some or a majority of the stockholders believe to be in their interests or in which stockholders are to receive a premium for their stock over the current market price. In addition, the issuance of Preferred Stock could adversely affect the voting power of the holders of Common

Stock. The Board of Directors does not presently intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules.

RIGHTS PLAN

     In 1995, the Company adopted a stockholder rights plan and declared a dividend of one right (a "Right") for each share of Common Stock then outstanding. As presently amended, the Rights (which, under certain circumstances, entitle their holders to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock for a present exercise price of $300) will expire on October 31, 2007.

     The Rights are not exercisable until the earlier to occur of (i) 10 days following the first date of public announcement that a person or group of affiliated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock or such earlier date as a majority of the Board of Directors shall become aware of the existence of an Acquiring Person (the "Stock Acquisition Date") or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownerships by a person or group of 20% or more of the outstanding shares of Common Stock.

     In the event that any person becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right at the then current exercise price of the Right, that number of shares of Common Stock having a market value (as defined in the plan) of two times the exercise price of the Right. In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each holder of a Right other than Rights beneficially owned by an Acquiring Person (which will have become void) will thereafter have the right to receive, upon the exercise of the Right at the then current exercise price of the Right, that number of shares of common stock of the person with whom the Company has engaged in the foregoing transaction having a market value (as defined in the plan) of two times the exercise price of the Right.

     At any time until 10 days following the Stock Acquisition Date (subject to extension by the Board of Directors), the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right.

     The Rights have certain anti-takeover effects. They may reduce or eliminate
(i) "two-tiered" or other partial offers which do not offer fair value for all Common Stock; (ii) the accumulation by a third party of 20% or more of the Common Stock in open-market or private purchases in order to influence or control the business and affairs of the Company without paying an appropriate premium for a controlling position in the Company; and (iii) the accumulation of shares of Common Stock by third parties in market transactions for the primary purpose of attempting to cause the Company to be sold. In addition, the Rights will cause substantial dilution to a person or group that attempts to acquire the Company in a manner defined as a Triggering Event unless the offer is conditioned on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer for all outstanding shares of Common Stock and other voting securities at a price and on other terms which are in the best interests of the Company and its stockholders as determined by the Board of Directors or affect any prospective offeror willing to negotiate with the Board of Directors since the Rights would either be redeemed or otherwise made inapplicable. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Board of Directors may, at its option, at any time until ten business days following the Stock Acquisition Date, redeem all, but not less than all, of the then outstanding Rights at the $.01 redemption price.

SPECIAL PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF
INCORPORATION

     Anti-Takeover Provisions. The Company is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning

15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person becomes an interested stockholder unless
(a) before that person became an interested stockholder, the Company's Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (b) upon completion of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the Company's voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by the Company's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding Company voting stock not owned by the interested stockholder.

     Under Section 203, these restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

     The Amended Certificate of Incorporation of the Company (the "Certificate") requires that any "business combination" involving the Company and a person who beneficially owns 20% or more of the Common Stock must be approved by the holders of at least 80% of the voting power of the outstanding shares of the Company's capital stock (the "Voting Requirement"), voting together as a single class. The Voting Requirement does not apply if either (i) the business combination is approved by a two-thirds vote of the Continuing Directors (as defined in the Certificate) or (ii) certain "fair price" and disclosure conditions are met.

     Limitation of Director Liability. Section 102(b)(7) of the DGCL ("Section 102(b)") authorizes corporations to limit or to eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate limits the liability of directors to the Company or its stockholders to the fullest extent permitted by Section 102(b). Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. In the view of the Commission, the limitation of monetary liability pursuant to state law does not apply to liabilities under the federal securities laws.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants"), Preferred Stock, Common Stock or other of its securities. Warrants may be issued independently or together with any such securities of the Company and may be attached to or separate from such securities of the Company. The Warrants are to be issued under warrant agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as shall be set forth in the Prospectus Supplement relating to any Warrants offered pursuant thereto. The description of the terms of the Warrants that are set forth below and that will be set forth in the applicable Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the Warrant Agreement and warrant certificate relating to such Warrants.

DEBT WARRANTS

     The applicable Prospectus Supplement will describe the terms of Debt Warrants offered thereby, the Warrant Agreement relating to such Debt Warrants and the warrant certificates representing such Debt Warrants, including the following: (i) the specific designation of such Debt Warrants; (ii) the Debt Securities of the Company for which such Debt Warrants are exercisable; (iii) the aggregate number of such Debt Warrants to be issued; (iv) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant, and the price or prices at which such Debt Warrants will be issued; (v) the procedures and conditions relating to the exercise of such Debt Warrants; (vi) the designation and terms of any related Debt Securities of the Company with which such Debt Warrants are issued, and the number of such Debt Warrants issued with each such Debt Security; (vii) the date, if any, on and after which such Debt Warrants and any such related securities of the Company will be separately transferable; (viii) the date on which the right to exercise such Debt Warrants shall commence, and the date on which such right shall expire; (ix) the maximum or minimum number of such Debt Warrants which may be exercised at any time; (x) if applicable, a discussion of material United States federal income tax considerations; (xi) any other terms of such Debt Warrants and terms, procedures and limitations relating to the exercise of such Debt Warrants; and (xii) the terms of the securities of the Company purchasable upon exercise of such Debt Warrants. Prior to the exercise of their Debt Warrants, holders of Debt Warrants exercisable for Debt Securities will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

OTHER WARRANTS

     The Company may issue other Warrants. The applicable Prospectus Supplement will describe the following terms of any such other Warrants in respect of which this Prospectus is being delivered, including the following: (i) the title of such Warrants; (ii) the securities (which may include Preferred Stock or Common Stock) for which such Warrants are exercisable; (iii) the price or prices at which such Warrants will be issued; (iv) if applicable, the designation and terms of any other Securities with which such Warrants are issued, and the number of such Warrants issued with each such other Security; (v) if applicable, the date on and after which such Warrants and any related Security will be separately transferable; (vi) if applicable, a discussion of material United States federal income tax considerations; and (vii) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants. The applicable Prospectus Supplement will also set forth (a) the amount of securities called for by such Warrants, and, if applicable, the amount of Warrants outstanding, and (b) information relating to provisions, if any, for a change in the exercise price or the expiration date of such Warrants and the kind, frequency and timing of any notice to be given. Prior to the exercise of their Warrants for shares of Preferred Stock or Common Stock, holders of such Warrants will not have any rights of holders of the Preferred Stock or Common Stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the Preferred Stock or Common Stock purchasable upon such exercise.

EXERCISE OF WARRANTS

     Each Warrant will entitle the holder thereof to purchase for cash or other consideration such principal amount or such number of securities of the Company, as the case may be, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised as set forth in the Prospectus Supplement relating to the Warrants offered thereby at any time up to the close of business on the expiration date set forth in such Prospectus Supplement. After the close of business on the expiration date (or such later expiration date as may be extended by the Company), unexercised Warrants will become void.

     Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the Warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining Warrants.

MODIFICATIONS

     Any Warrant Agreement and the terms of the Warrants and the Warrant Certificates may be amended by the Company and the Warrant Agent, without the consent of the holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision therein or in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the holders in any material respect.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities in and/or outside the United States:
(i) through underwriters or dealers; (ii) directly to purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Securities to be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     During and after an offering through underwriters, such underwriters may purchase and sell the Securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the Offered Securities sold for their account may be reclaimed by the syndicate if such Offered Securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Offered Securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

     If dealers are utilized in the sale of Offered Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Securities to dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The securities may be sold directly by the Company to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on behalf of the Company in the ordinary course of business.

     The Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Securities.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Securities offered hereby will be passed upon for the Company by Franklin Myers, senior vice president, general counsel and corporate secretary of the Company, and for any underwriters or agents by Baker & Botts, L.L.P., Houston, Texas. At March 31, 1998, Mr. Myers owned beneficially 44,684 shares of Common Stock and held options to acquire an additional 417,721 shares.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated maximum expenses payable by the Registrant in connection with the offering of the Securities to be registered and offered hereby are as follows:

Commission registration fee.................................  $147,500
Printing expenses...........................................   100,000
Legal fees and expenses.....................................   150,000
Accounting fees and expenses................................    50,000
Blue Sky fees and expenses..................................    10,000
Trustee and/or transfer agency fees.........................    10,000
Rating agency fees..........................................   190,000
Miscellaneous...............................................    42,500
                                                              --------
          Total.............................................  $700,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

     In a suit brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceedings, as well as to expenses (including attorneys' fees).

     The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors; or (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct; or (iii) by the stockholders.

     The Certificate and bylaws of the Registrant require the Registrant to indemnify the Registrant's directors and officers to the fullest extent permitted under Delaware law, and to implement provisions pursuant to contractual indemnity agreements the Company has entered into with its directors and executive officers. The Certificate limits the personal liability of a director to the Registrant or its stockholders to damages for breach of the director's fiduciary duty. The Registrant has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted or incurred by such persons in their capacities as directors or officers of the Registrant, or that may arise out of their status as directors or officers of the Registrant, including liabilities under the federal and state securities laws.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following is a list of all the exhibits and financial statement schedules filed as part of this Registration Statement.

  (a) Exhibits

          +1.1           -- Form of Underwriting Agreement or comparable distribution agreement, if any.
           4.1           -- Form of Rights Agreement, dated as of May 1, 1995,
                            between the Registrant and First Chicago Trust Company of
                            New York, as Rights Agent, filed as Exhibit 4.1 to the
                            Registrant's Registration Statement on Form S-8 (File No.
                            33-94948), and incorporated herein by reference.
           4.2           -- First Amendment to Rights Agreement dated November 1,
                            1997, between the Registrant and First Chicago Trust
                            Company of New York, filed as Exhibit 4.2 to Registrant's
                            Annual Report on Form 10-K for 1997 of the Registrant,
                            and incorporated herein by reference.
          *4.3           -- Form of Indenture between the Registrant and The First
                            National Bank of Chicago, as trustee (Senior Indenture).
          *4.4           -- Form of Indenture between the Registrant and           ,
                            as trustee (Subordinated Indenture).
           4.5           -- Registrant's Amended and Restated Certificate of
                            Incorporation dated June 30, 1995, filed as Exhibit 4.2
                            to Registrant's Registration Statement on Form S-8
                            (Commission File No. 33-94948), and incorporated herein
                            by reference.
           4.6           -- Registrant's First Amended and Restated Bylaws as amended
                            December 12, 1996, filed as Exhibit 3.2 to Registrant's
                            Annual Report on Form 10-K for 1996 and incorporated
                            hereby by reference.
          *5.1           -- Opinion of Franklin Myers, Registrant's general counsel, as to the legality of the Securities.
         *12             -- Computation of ratio of earnings to fixed charges.
         *23.1           -- Consent of Franklin Myers (included in Exhibit 5.1).
         *23.2           -- Consent of Ernst & Young LLP.
         *24.1           -- Power of Attorney (included as part of the signature page of this Registration Statement).
         *25.1           -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 of The First National Bank of
                            Chicago, as trustee (Senior Debt).
          25.2           -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 of           , as trustee
                            (Subordinated Debt). (To be filed per Section 305(b)(2)
                            of the Trust Indenture Act; see Undertaking (e) in Item
                            17.)

---------------

+ Pursuant to Instruction (1) to Description of Exhibits in Item 601 of
  Regulation S-K, to be filed as an Exhibit to a report on Form 8-K.

*  Filed herewith.

  (b) Financial Statement Schedules

     Schedules are omitted since the information required to be submitted has been included in the consolidated financial statements of the Registrant or the notes thereto, incorporated by reference herein, or the information is not required.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933:

          (1) The information omitted from the form of prospectus filed as a part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and

          (2) Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the

Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) With respect to the Subordinated Indenture referred to in Exhibit 4.4 to this registration statement, the Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (the "TIA") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the TIA.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 28, 1998.


                                            By    /s/ SHELDON R. ERIKSON
                                             -----------------------------------
                                                     Sheldon R. Erikson
                                              Director, Chairman, President and
                                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 28, 1998.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

               /s/ SHELDON R. ERIKSON                  Director, Chairman, President and Chief
-----------------------------------------------------  Executive Officer (Principal Executive
                 Sheldon R. Erikson                    Officer)

                  /s/ THOMAS R. HIX                    Senior Vice President of Finance and Chief
-----------------------------------------------------  Financial
                    Thomas R. Hix                      Officer (Principal Financial Officer)

              /s/ JOSEPH D. CHAMBERLAIN                Vice President and Corporate Controller
-----------------------------------------------------  (Principal Accounting Officer)
                Joseph D. Chamberlain

                  /s/ GRANT A. DOVE                    Director
-----------------------------------------------------
                    Grant A. Dove

                 /s/ DAVID ROSS III                    Director
-----------------------------------------------------
                   David Ross III

              /s/ MICHAEL J. SEBASTIAN                 Director
-----------------------------------------------------
                Michael J. Sebastian

               /s/ C. BAKER CUNNINGHAM                 Director
-----------------------------------------------------
                 C. Baker Cunningham

               /s/ MICHAEL E. PATRICK                  Director
-----------------------------------------------------
                 Michael E. Patrick

                               INDEX TO EXHIBITS

          +1.1           -- Form of Underwriting Agreement or comparable distribution agreement, if any.
           4.1           -- Form of Rights Agreement, dated as of May 1, 1995,
                            between the Registrant and First Chicago Trust Company of
                            New York, as Rights Agent, filed as Exhibit 4.1 to
                            Registrant's Registration Statement on Form S-8 (File No.
                            33-94948), and incorporated herein by reference.
           4.2           -- First Amendment to Rights Agreement dated November 1,
                            1997, between the Registrant and First Chicago Trust
                            Company of New York, filed as Exhibit 4.2 to Registrant's
                            Annual Report on Form 10-K for 1997 of the Company, and
                            incorporated herein by reference.
          *4.3           -- Form of Indenture between the Registrant and The First
                            National Bank of Chicago, as trustee (Senior Indenture).
          *4.4           -- Form of Indenture between the Registrant and           ,
                            as trustee (Subordinated Indenture).
           4.5           -- Registrant's Amended and Restated Certificate of
                            Incorporation dated June 30, 1995, filed as Exhibit 4.2
                            to Registrant's Registration Statement on Form S-8
                            (Commission File No. 33-94948), and incorporated herein
                            by reference.
           4.6           -- Registrant's First Amended and Restated Bylaws as amended
                            December 12, 1996, filed as Exhibit 3.2 to Registrant's
                            Annual Report on Form 10-K for 1996, and incorporated
                            hereby by reference.
          *5.1           -- Opinion of Franklin Myers, Registrant's general counsel, as to the legality of the Securities.
         *12             -- Computation of ratio of earnings to fixed charges.
         *23.1           -- Consent of Franklin Myers (included in Exhibit 5.1).
         *23.2           -- Consent of Ernst & Young LLP.
         *24.1           -- Power of Attorney (included as part of the signature page of this Registration Statement).
         *25.1           -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 of The First National Bank of
                            Chicago, as trustee (Senior Debt).
          25.2           -- Statement of Eligibility and Qualification under the
                            Trust Indenture Act of 1939 of           , as trustee
                            (Subordinated Debt). (To be filed per Section 305(b)(2)
                            of the Trust Indenture Act; see Undertaking (e) in Item
                            17.)

---------------

+ Pursuant to Instruction (1) to Description of Exhibits in Item 601 of
  Regulation S-K, to be filed as an Exhibit to a report on Form 8-K.

*  Filed herewith.